Exhibit 4.2

Pulsenmore ltd.

2023 UNITED STATES SUB-PLAN
TO THE
2019 amended SHARE incentive plan

1.	DEFINITIONS

For purposes of this Sub-Plan and any Option Agreement issued hereunder, the following definitions shall apply:

(a)	“Code” shall mean the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

(b)	“Employee” shall mean any individual who is an employee of the Company, a Parent or a Subsidiary.

(c)	“Fair Market Value” means, as of any date, the fair market value of the Share, as determined by the Board on a reasonable basis consistent with regulations under Section 409A of the Code. For a Listed Security, the determination of Fair Market Value shall be based upon the closing price for the applicable date.

(d)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(e)	“Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, Inc. (or any successor organization).

(f)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(g)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(h)	“Plan” shall mean the Pulsenmore Ltd. 2019 Amended Share Incentive Plan.

(i)	“Sub-Plan” shall mean this 2023 United States Sub-Plan to the Plan, as may be amended from time to time.

(j)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(k)	“Ten Percent Shareholder” shall mean a person who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company.

(l)	“U.S. Tax Regulations” shall mean any U.S. Treasury Regulation promulgated pursuant to an applicable provision of the Code.

Any capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

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2.	GENERAL

2.1.	The persons eligible for participation in this Sub-Plan are employees, officers, directors, consultants and other Service Providers of the Company or any Affiliate, as specified in Section 4 of the Plan, provided that this Sub-Plan shall apply only to Grantees who are residents of the United States or those who are deemed to be residents of the United States for purposes of the payment of tax (“U.S. Grantees”). The provisions specified hereunder shall form an integral part of the Plan.

2.2.	This Sub-Plan is to be read as a continuation of the Plan and applies only to Options granted to U.S. Grantees, in order for such Options to comply with the requirements of U.S. law, and with respect to Incentive Stock Options, with the applicable provisions of the Code. For the avoidance of doubt, this Sub-Plan shall not supplement or modify the Plan with respect to Options granted to any Grantee who is not a U.S. Grantee.

2.3.	With respect to any Option granted to a U.S. Grantee, in the event of a conflict between any term or provision contained in this Sub-Plan and a term or provision of the Plan, the applicable terms and provisions of this Sub-Plan shall govern and prevail.

2.4.	Subject to adjustment in accordance with Sections 11-12 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under this Sub-Plan shall be as determined by the BOD from time to time (the “Sub-Plan Limit”). All Shares reserved for issuance under the Sub-Plan may be issued as Incentive Stock Options.

3.	ADMINISTRATION

Without derogating from the powers and authorities of the Board detailed in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with any applicable law (including, without limitation, Section 422 of the Code with respect to Options intended to be Incentive Stock Options), to administer this Sub-Plan and to take all actions related hereto and to such administration; and the adoption of forms of Option Agreements to be applied with respect to U.S. Grantees, incorporating and reflecting, inter alia, relevant provisions regarding the grant of Options in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Option Agreements.

4.	ISSUANCE OF OPTION; ELIGIBILITY

4.1.	The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the Exercise Price, shall be as specified in the Option Agreement to be executed and delivered pursuant to the Plan and this Sub-Plan.

4.2.	The Board may grant Options under the Plan and this Sub-Plan that are intended to be Incentive Stock Options. Such Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor section thereto).

4.3.	No Incentive Stock Option may be granted to any Ten Percent Shareholder, unless (i) the Exercise Price for such Incentive Stock Option is at least 110% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option terminates is a date not later than the day preceding the fifth anniversary of the date on which the Incentive Stock Option is granted.

4.4.	Any U.S. Grantee who disposes of Shares acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such Shares to the U.S. Grantee, shall notify the Company of such disposition and of the amount realized upon such disposition.

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4.5.	All Options granted to any U.S. Grantee under the Plan and this Sub-Plan are intended to be Nonstatutory Stock Options, unless the applicable Option Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or portion thereof) shall not qualify as an Incentive Stock Option (including without limitation by virtue of Section 5.2 of this Sub-Plan), then, to the extent of such disqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan and this Sub-Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s and this Sub-Plan’s requirements relating to Nonstatutory Stock Options.

4.6.	In no event shall any member of the Board, the Company or any Affiliate (or their respective employees, officers or directors) have any liability to any Grantee (or any other person) due to the failure of an Option, which is intended to be an Incentive Stock Option, to qualify for any reason as an Incentive Stock Option.

4.7.	Incentive Stock Options may only be granted to Employees of the Company, its Parent or any Subsidiary. Nonstatutory Stock Options may be granted to Employees or other Service Providers of the Company or any Affiliate.

4.8.	No bonus shares may be issued to U.S. Grantees.

5.	EXERCISE OF OPTIONS

5.1.	Each Option shall be exercisable after the Option becomes a vested Option, subject to the provisions of the Plan and this Sub-Plan; provided, however, that no Option shall be exercisable after the earlier of: (i) the Expiration Date set forth in the Option Agreement under which the Option was granted; (ii) in the event of the grant of Incentive Stock Options, the expiration of ten (10) years from the date of grant; (iii) in the event of the grant of Incentive Stock Options to Ten Percent Shareholders, the expiration of five (5) years from the date of grant; or (iv) as otherwise provided by the Plan or this Sub-Plan.

5.2.	To the extent the aggregate Fair Market Value (determined at the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Grantee during any calendar year under all equity plans of the Company and any Affiliate exceeds USD100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.	Exercise PRICE

6.1.	In the case of an Incentive Stock Option, the Exercise Price shall be determined subject to the following:

(i)	in case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(ii)	in case of an Incentive Stock Option granted to any U.S. Grantee who is not a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per share on the date of grant.

6.2.	In the case of a Nonstatutory Stock Option, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant and shall be subject to such terms and conditions as required under Section 409A of the Code and the applicable U.S. Tax Regulations and any applicable guidance thereunder in order to exempt such Option (to the maximum extent possible) from the requirements of Section 409A of the Code.

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7.	ADJUSTMENTS

Notwithstanding anything contained in Sections 11-12 of the Plan, any changes or amendments to Incentive Stock Options pursuant to Sections 11-12 of the Plan shall, unless the Company determines otherwise, only be effective to the extent such changes or adjustments do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or adversely affect the tax status of such Incentive Stock Options.

8.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

No Option or any right with respect thereto shall be assignable, transferable, or given as collateral, nor any right with respect thereto may be given to any third party whatsoever, other than (i) by will or by the laws of descent and distribution, or, (ii) in the case of a Nonstatutory Stock Option only, as specifically otherwise allowed under the Plan and applicable law. During the lifetime of the Grantee, all of the Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee. Any action made directly or indirectly in contradiction to the aforementioned shall be null and void.

9.	AMENDMENT TO THE Plan AND sub-plan

Notwithstanding anything to the contrary in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with any applicable law (including, without limitation, Section 422 of the Code with respect to Options intended to be Incentive Stock Options), to make any amendment to this Sub-Plan. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Sub-Plan.

10.	Modification of Incentive Stock Options

With respect to U.S. Grantees, the Plan and this Sub-Plan shall be administered to comply with Section 422 (with respect to Options intended to be Incentive Stock Options) and to either comply with or be exempt from Section 409A of the Code. Without limiting the foregoing, the Board shall not take any action without the consent of the affected Grantee, if such action would have the purpose or effect of (i) modifying, extending or renewing any Incentive Stock Options (as the terms “modify,” “extend” or “renew” are referred to in Section 424(h) of the Code) held by such Grantee or (ii) causing any Options held by any U.S. Grantee to become subject to (or to lose their exemption from) the provisions of Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall any member of the Board, the Company or any Affiliate (or their respective employees, officers or directors) have any liability to any U.S. Grantee or to any other person if the Options issued hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

11.	Tax Withholding.

11.1.	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Option (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a U.S. Grantee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the U.S Grantee’s FICA obligation) required to be withheld with respect to such Option (or exercise thereof).

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11.2.	Withholding Arrangements. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a U.S Grantee to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Board determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the U.S Grantee through such means as the Board may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Board agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the U.S Grantee with respect to the Option on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

12.	No Effect on Employment or Service.

12.1.	Neither the Sub-Plan nor any Option will confer upon a U.S Grantee any right with respect to continuing the U.S Grantee’s relationship as a Service Provider with the Company, nor will they interfere in any way with the U.S Grantee’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by any applicable law.

13.	Effective date; term

13.1.	This Sub-Plan shall be effective as of the date the Sub-Plan is approved by the Board, subject to the approval of the Plan by a majority of the votes cast by the holders of the Company’s Shares at the next annual meeting or special meeting of shareholders or by the holders of a majority of the outstanding Shares by a written consent in lieu of a meeting. Any grants made under this Sub-Plan prior to such approval shall be effective when made (unless otherwise specified by the Board at the time of grant), but shall be conditioned on, and subject to, such approval of the Sub-Plan by such shareholders.

13.2.	Options may be granted pursuant to this Sub-Plan, until ten (10) years from the date the Plan was approved by the Board, unless the Plan is terminated by the Board, in its discretion, prior to such date, but Options granted prior to such termination may extend beyond that date.

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APPENDIX A

TO

Pulsenmore ltd.

2023 UNITED STATES SUB-PLAN
TO THE
2019 AMENDED SHARE INCENTIVE plan

(for California residents only, to the extent required by 25102(o))

This Appendix A to the Pulsenmore 2023 United States Sub-Plan to the 2019 Amended Share Incentive Plan shall apply only to the U.S Grantees who are residents of the State of California and who are receiving an Option under the Sub-Plan. Capitalized terms contained herein shall have the same meanings given to them in the Sub-Plan, unless otherwise provided by this Appendix A. Notwithstanding any provisions contained in the Sub-Plan to the contrary and to the extent required by applicable laws, the following terms shall apply to all Options granted to residents of the State of California, until such time as the Board amends this Appendix A or the Board otherwise provides.

(a) The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than 10 years from the date of grant thereof.

(b) Unless determined otherwise by the Board, Options may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the U.S Grantee, only by the U.S Grantee. If the Board makes an Option transferable, such Option may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.

(c) If a U.S Grantee ceases to be a Service Provider, such U.S Grantee may exercise his or her Option within such period of time as specified in the Award Agreement, which shall not be less than 30 days following the date of the U.S Grantee’s termination, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three months following the U.S Grantee’s termination.

(d) If a U.S Grantee ceases to be a Service Provider as a result of the U.S Grantee’s disability, the U.S Grantee may exercise his or her Option within such period of time as specified in the Award Agreement, which shall not be less than six months following the date of the U.S Grantee’s termination, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the U.S Grantee’s termination.

(e) If a U.S Grantee dies while a Service Provider, the Option may be exercised within such period of time as specified in the Award Agreement, which shall not be less than six months following the date of the U.S Grantee’s death, to the extent the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) by the U.S Grantee’s designated beneficiary, personal representative, or by the person(s) to whom the Option is transferred pursuant to the U.S Grantee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the U.S Grantee’s termination.

(f) No Option shall be granted to a resident of California more than 10 years after the earlier of the date of adoption of the Sub-Plan or the date the Sub-Plan is approved by the stockholders.

(g) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Sub-Plan, will adjust the number and class of Shares that may be delivered under the Sub-Plan and/or the number, class, and price of Shares covered by each outstanding Option; provided, however, that the Board will make such adjustments to an Option required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Option.

(h) This Appendix A shall be deemed to be part of the Sub-Plan and the Board shall have the authority to amend this Appendix A in accordance with Section 9 of the Sub-Plan.

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